EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

CPG Focused Access Fund, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$257,643,000	(a)	0.014760%	$38,028.11	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$257,643,000	(a)
Total Fees Due for Filing				$38,028.11	(b)
Total Fees Previously Paid				$0.00
Total Fee Offsets				-
Net Fee Due				$38,028.11

(a)	Calculated as the aggregate maximum purchase price for units of limited liability company interest.
(b)	Calculated at 0.014760% of the Transaction Valuation.